Exhibit 5.1

[Shearman & Sterling LLP Letterhead]

December 7, 2007

The AES Corporation
4300 Wilson Boulevard
Arlington, Virginia 22203

Ladies and Gentlemen:

        We have acted as counsel to The AES Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of up to $500,000,000 aggregate principal amount of the Company's 7.75% Senior Notes due 2015 (the "Exchange 2015 Notes") and $1,500,000,000 aggregate principal amount of the Company's 8.0% Senior Notes due 2017 (the "Exchange 2017 Notes" and together with the Exchange 2015 Notes, the "Exchange Notes"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") Exchange 2015 Notes for an equal principal amount of its outstanding unregistered 7.75% Senior Notes due 2015 (the "Unregistered 2015 Notes") and Exchange 2017 Notes for an equal principal amount of its unregistered 8.0% Senior Notes due 2017 (the "Unregistered 2017 Notes" and together with the Unregistered 2015 Notes, the "Unregistered Notes").

        The Exchange Notes will be registered under the Securities Act as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus") and will be issued upon consummation of the Exchange Offer. The Unregistered Notes were, and the Exchange Notes will be, issued pursuant to an indenture, dated as of December 8, 1998 (the "Base Indenture"), between the Company and Wells Fargo Bank, N.A., a national banking association, as successor trustee to Bank One, National Association as trustee (the "Trustee"), as supplemented by the ninth supplemental indenture, dated as of April 3, 2003, and, in the case of the Unregistered 2015 Notes and the Exchange 2015 Notes, the Eleventh Supplemental Indenture, dated as of October 15, 2007 and, in the case of the Unregistered 2017 Notes and the Exchange 2017 Notes, the Twelfth Supplemental Indenture, dated as of October 15, 2007, (as so supplemented, the "Indenture").

        In that connection, we have reviewed originals or copies of the following documents:

  (a)
  The Indenture.

  (b)
  A Specimen of each of the Exchange 2015 Notes and the Exchange 2017 Notes.

        We have also reviewed the following:

  (a)
  The Registration Statement.

  (b)
  The Prospectus.

  (c)
  The Registration Rights Agreement dated as of October 15, 2007 among the Company and Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Registration Rights Agreement").

  (d)
  Originals or copies of such other corporate records of the Company and its subsidiaries, certificates of public officials and of officers of the Company and its subsidiaries and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

        In our review, we have assumed:

  (a)
  The genuineness of all signatures.

  (b)
  The authenticity of the originals of the documents submitted to us.

  (c)
  The conformity to authentic originals of any documents submitted to us as copies.

  (d)
  As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

  (e)
  That the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

  (f)
  That:

  (i)
  The execution, delivery and performance by the Company of the Indenture do not:

  (A)
  violate any law, rule or regulation applicable to the Company; or

  (B)
  result in any conflict with or breach of any agreement or document binding on the Company.

        Our opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

        Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

        1.     The Indenture has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

        2.     The Exchange Notes have been duly authorized by the Company and when the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to holders tendering in the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

        Our opinions above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP ARS/JPB/DT/JO MJS